Exhibit 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

This Option Agreement (the “Agreement”) is made as of the                      day of                     , between Qwest Communications International Inc., a Delaware Corporation (the “Company”), and (the “Optionee”).

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan (the “Plan”), the Company desires to afford the Optionee the opportunity to purchase shares of Company Common Stock, par value $.01 per share (the “Common Shares”).

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS: CONFLICTS.

Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and any agreement between Optionee and U S WEST, Inc. and/or its subsidiaries, the terms and conditions of this Agreement shall govern and control. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and any employment agreement between Company and Optionee (other than an agreement between the Optionee and U S WEST, Inc. and/or its subsidiaries), such employment agreement shall govern.

2. GRANT OF OPTIONS.

The Company hereby grants to the Optionee the right and option (the “Option” or “Options”) to purchase up to, but not exceeding in the aggregate,                      Common Shares, on the terms and conditions herein set forth.

3. PURCHASE PRICE.

The purchase price of each Common Share covered by the Option shall be                      (the “Purchase Price”).

4. TERM OF OPTIONS.

The term of the Option shall be ten (10) years from the date hereof, subject to earlier termination as provided in Sections 6 and 8 hereof.

5. VESTING OF OPTIONS.

The Option, subject to the terms, conditions and limitations contained herein, shall vest and become exercisable with respect to the Common Shares in installments of         % one year from the date hereof and in additional installments of         % on each subsequent anniversary thereafter; provided that with respect to each such installment, the Optionee has remained in continuous employment with the Company from the date hereof through the date such installment is designated to vest.

Notwithstanding the vesting schedule set forth above, the Options will vest and become immediately exercisable in the event of the Optionee’s death or Disability (as defined in the Plan) and under the circumstances described in Section 7 below.

6. TERMINATION OF EMPLOYMENT.

(a)	Termination of Employment for Reasons other than Death, Disability, Retirement or Cause. In the event the Optionee’s employment with the Company terminates for reasons other than Optionee’s death, Disability, Retirement or Cause, the Option shall remain exercisable for a period of up to three months after Optionee’s termination of employment (but not beyond the term of the Option), to the extent vested and exercisable at the time of Optionee’s termination of employment.

(b)	Termination of Employment Because Optionee Dies, Becomes Disabled or Retires. In the event Optionee’s employment with the Company terminates because Optionee dies, becomes Disabled (as defined in the Plan) or Retires, the Option shall remain exercisable for two years after Optionee’s termination of employment (but not beyond the term of the Option), to the extent vested and exercisable at the time Optionee’s employment terminated. For purposes of this Agreement, the terms “Retire” and “Retirement” shall meant that, at the time of Optionee’s termination of employment, Optionee has one of the following age and service combinations:

Retirement Age	Term of Employment
Any Age	at least 30 years
50-54	at least 25 years
55-59	at least 20 years
60-64	at least 15 years
65 and older	at least 10 years

(c)	Termination of Employment for Cause. In the event Optionee’s employment with the Company is terminated by the Company for Cause, the Option shall be forfeited as of the date of such termination, whether or not otherwise vested or exercisable on such date. For purposes of this Agreement, “cause” shall mean:

(1) Commission of an act deemed by the Company in its sole discretion to be an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that would reflect negatively upon Qwest or compromise the effective performance of Optionee’s duties;

(2) Unlawful conduct resulting that would reflect negatively upon Qwest or compromise the effective performance of Optionee’s duties, as determined by the Company in its sole discretion;

(3) Conviction of (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

(4) Continued failure to substantially perform Optionee’s duties to the satisfaction of his or her supervisor (other than such failure resulting from Optionee’s incapacity due to physical or mental illness) after the delivery of written notice to Optionee specifically identifying the manner in which Optionee has failed to substantially perform his or her duties and Optionee has been afforded a reasonable opportunity to substantially perform his or her duties; or

(5) A willful violation of the Qwest Code of Conduct or other Qwest policies that would reflect negatively upon Qwest or compromise the effective performance of Optionee’s duties, as determined by the Company in its sole discretion.

(d)	Unvested Options Forfeited Upon Termination of Employment. Any portion of the Option that has not vested as of the date Optionee’s employment terminates shall be forfeited immediately upon termination of Optionee’s employment with the Company, unless such termination occurs because Optionee dies or becomes Disabled.

7. CHANGE OF CONTROL.

Unless otherwise provided in an employment agreement between Optionee and Company, in the event there is a both a Change in Control, and a subsequent termination of Optionee’s employment by the Company for a reason other than Cause in a two-year period after the date of such Change of Control, the Option shall vest in full and become immediately exercisable on the date of such termination, and shall remain vested and exercisable during the remaining term thereof.

8. FORFEITURE OF OPTION.

(a)

Performance for Competitors. Notwithstanding any other provision of this Agreement, Optionee shall immediately forfeit all rights under the Option, if, during the 18 month period beginning on the date of Optionee’s termination of employment, Optionee owns more than 2% of the common stock of, or is employed by, advises, represents or assists in any other way any person or entity that competes with, or intends to compete with the Company or any other Qwest entity with respect to any product sold or service performed by the Company or any other Qwest entity in any state or country in which the Company or any other Qwest entity sells such products or performs such services, and if the Committee, in its sole discretion, determines that such actions by Optionee are detrimental to the Company. Notwithstanding the foregoing, if Optionee is an attorney,

Optionee may, subject to the applicable rules of ethics and the nondisclosure provisions herein, perform services solely in his or her capacity as an outside attorney on behalf of any person or entity, even if such person or entity competes with Qwest or sells goods or services similar to those Qwest sells.

(b)	Non-solicitation of Employees. Notwithstanding any other provision of this Agreement, Optionee shall immediately forfeit all rights under the Option, if, during the one-year period beginning on the date of Optionee’s termination or employment, Optionee induces any employee of Qwest to leave Qwest’s employment, and if the Committee, in its sole discretion, determines that such actions by Optionee are detrimental to the Company.

(c)	Nondisclosure. Optionee will not disclose outside of the Company or to any person within the Company who does not have a legitimate business need to know, any Confidential Information (as defined below) during Optionee’s employment with the Company. Optionee will not disclose to anyone or make any use of any Confidential Information of the Company after Optionee’s employment with the Company ends for any reason, except as required by law after timely notice is given by Optionee to the Company. This agreement not to disclose or use Confidential Information means, among other things, that Optionee, for a period of 18 months beginning on the effective date of the termination of Optionee’s employment with the Company or any other Qwest entity for any reason, may not take or perform a job whose responsibilities would likely lead Optionee to disclose or use Confidential Information. Optionee acknowledges and agrees that the assumption and performance of such responsibilities, in that situation, would likely result in the disclosure or use of Confidential Information and would likely result in irreparable injury to the Company. Moreover, during Optionee’s employment with the Company, Optionee shall not disclose or use for the benefit of the Company, himself or any other person or entity any confidential or trade secret information belonging to any former employer or other person or entity to which Optionee owes a duty of confidence or nondisclosure of such information. If a court determines that this provision is too broad, Optionee and Company agree that the court shall modify the provision to the extent (but not more than is) necessary to make the provision enforceable. “Confidential Information” is any oral or written information not generally known outside of the Company, including without limitation, trade secrets, intellectual property, software and documentation, customer information (including, without limitation, customer lists), company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, information protected by the Company’s privileges (such as the attorney-client privilege), internal audit reports, contracts and sales proposals, training materials, employment and personnel records, performance evaluations, and other sensitive information. This agreement does not relieve Optionee of any obligations Optionee has to the Company under law. If Optionee fails to comply with the provisions of this paragraph, Optionee shall immediately forfeit all rights under the Option. Nothing in this paragraph shall prevent or limit Optionee’s ability to provide truthful responses to legitimate inquiries from governmental agencies.

(d)	Post-termination finding of Cause. Notwithstanding any other provision of this Agreement, Optionee shall immediately forfeit all rights under the Award and shall repay to Company all proceeds from the vesting or lapsing of the Award occurring after Optionee’s termination of employment, if, within the two-year period beginning on Optionee’s termination date, the Committee determines that Optionee, while employed by Company, engaged in conduct constituting Cause (as defined by any employment agreement between Company and Optionee, or if there is no employment agreement, as defined by the Plan). Consistent with applicable law, any repayments shall include an interest factor equal to the applicable federal short term interest rate pursuant to Internal Revenue Code section 1274. Interest shall begin to accrue on the 31st day after Optionee (or, if applicable, Optionee’s estate or beneficiary) received Company’s written notification of its determination that such Cause exists or existed, and shall continue to accrue until complete repayment is made to Company. This provision shall not be effective after a Change in Control.

9. TRANSFERABILITY OF OPTION.

Except to the extent permitted by the Committee in accordance with the provisions of the Plan, the Optionee may not voluntarily or involuntarily pledge, hypothecate, assign, sell or otherwise transfer the Option except by will or the laws of descent and distribution, and during the Optionee’s lifetime, the Option shall be exercisable only by the Optionee.

10. NO RIGHTS AS A SHAREHOLDER.

The Optionee shall have no rights as a shareholder with respect to any Common Shares until the date of issuance to the Optionee of a certificate evidencing such Common Shares. No adjustments, other than as provided in Article IV of the Plan, shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions for which the record date is prior to the date the certificate for such Common Shares is issued.

11. REGISTRATION: GOVERNMENTAL APPROVAL.

The Option granted hereunder is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration, or qualifications of Common Shares issuable upon exercise of the Option is required by any securities exchange or under any state or Federal law, rule or regulation, or the consent or approval of any governmental regulatory body or other person is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares, no Common Shares shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Committee.

12. METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by contacting the stock broker designated by the Company from time to time and following such broker’s instructions. Alternatively, if Optionee wishes to use his or her personal stock broker, Optionee may provide written notice to the Company, Attention: Manager, Stock

Administration. Such notice shall state the election to exercise the Option and the number of Common Shares in respect of which the Option is being exercised, shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Purchase Price for such Common shares.

Payment of such Purchase Price shall be made in United States dollars by certified check or bank cashier’s check payable to the order of the Company or by wire transfer to such account as may be specified by the Company for this purpose. Subject to such procedures and rules as may be adopted from time to time by the Committee, the Optionee may also pay such Purchase Price by (i) tendering to the Company Common Shares with an aggregate Fair Market Value on the date of exercise equal to such Purchase Price provided that such Common Shares must have been held by the Optionee for more than six (6) months, (ii) delivery to the Company of a copy of irrevocable instructions to a stockbroker to sell Common Shares or to authorize a loan from the stockbroker to the Optionee and to deliver promptly to the Company an amount sufficient to pay such Purchase Price, or (iii) any combination of the methods of payment described in clauses (i) and (ii) and in the preceding sentence. The certificate for Common Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option. All Common Shares purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.

The Company’s Insider Trading Policy 110 requires that all Insiders must pre-clear with the Law Department all proposed transactions in Qwest Securities prior to transaction.

13. INCOME TAX WITHHOLDING.

The Company may make such provisions and take such steps as it may deem reasonably necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the exercise of the Option and the issuance of the Common Shares, including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to the Optionee, or requiring the Optionee, or the beneficiary or legal representative of the Optionee, to pay to the Company the amount required to be withheld or to execute such documents as the Company deems necessary or desirable to enable it to satisfy its withholding obligations.

14. COMMITTEE DISCRETION.

Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with this Agreement, the Plan or the Option shall be final, binding and conclusive on the Company, Optionee and any respective heir, executor, administrator, successor or assign.

15. NON-QUALIFIED STOCK OPTION.

The Option granted hereunder is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

16. WAIVER OF RIGHT TO JURY.

By signing this Agreement, Optionee voluntarily, knowingly and intelligently waives any right he or she may have to a jury trial for all claims relating to this Agreement and any other claim relating to Optionee’s employment with Company. The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims relating to this Agreement and any other claim relating to Optionee’s employment with the Company.

17. GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state. Any action to enforce this Agreement shall be brought in Colorado state or federal district court and the parties waive any objection to the jurisdiction or venue of such courts.

18. HEADINGS.

Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

19. EXECUTION.

This Agreement is voidable by the Company if the Optionee does not execute the Agreement within 30 days of execution by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

QWEST COMMUNICATIONS INTERNATIONAL INC.

By:
Date		EVP-Chief Human Resources Officer

OPTIONEE:

Date

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) is made as of the                      day of                     , 200_, between Qwest Communications International Inc., a Delaware corporation (the “Company”), and                                 , (the “Grantee”).

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan (the “Plan”), the Company desires to grant shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”) to the Grantee subject to the restrictions and on the terms and conditions specified below.

NOW THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS: CONFLICTS.

Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the terms and provisions of this Agreement, the terms and provisions of the Plan shall govern and control. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and any agreement between Grantee and U S WEST, Inc. and/or its subsidiaries, the terms and conditions of this Agreement shall govern and control. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and any employment agreement between Company and Grantee (other than an agreement between the Grantee and U S WEST, Inc. and/or its subsidiaries), such employment agreement shall govern.

2. GRANT OF RESTRICTED STOCK.

The Company hereby grants to the Grantee                      shares (the “Shares”) of Common Stock (the “Restricted Stock”), effective as of                      (the “Transfer Date”). After the Grantee becomes the holder of record with respect to the Stock, the Grantee shall be treated as the beneficial owner of the Stock and shall have the right to receive all amounts, including cash and property of any kind, distributed with respect to the Stock.

3. RESTRICTIONS.

The Grantee shall not sell, assign, transfer by gift or otherwise, pledge, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Shares for the period commencing on the Transfer Date and ending on the Expiration Date (as defined in Section 4 below), except as otherwise provided in Section 4 or Section 5 or as otherwise permitted by this Agreement or the terms of the Plan.

If any transfer of Shares is made or attempted to be made contrary to the terms of this Agreement, the Company shall have the right to acquire for its own account, without the payment of any consideration therefor, such Shares from the owner thereof or his transferee, at any time before or after such prohibited transfer. In addition to any other legal or equitable remedies it may have, the Company may enforce its rights to specific performance to the extent permitted by law and may exercise such other equitable remedies then available to it. The Company may refuse for any purpose to recognize any transferee who receives Shares contrary to the provisions of this Agreement as a stockholder of the Company and may retain and/or recover all dividends on such Shares that were paid or payable subsequent to the date on which the prohibited transfer was made or attempted.

4. VESTING; LAPSE OF RESTRICTIONS.

Except as otherwise provided in this Agreement, the Shares of Restricted Stock shall vest in installments of         % one year from the date hereof and in additional installments of         % on each subsequent anniversary thereafter; provided that, with respect to each installment, the Grantee has remained in continuous employment with the Company from the date hereof through the date such installment is designed to vest.

The Restricted Stock shall be fully vested and this Agreement shall terminate on the last date set forth (the “Expiration Date”). Shares that have become vested and as to which the restrictions have lapsed shall be referred to as Vested Shares. Shares that have not become vested and as to which the restrictions have not lapsed shall be referred to as Unvested Shares.

Notwithstanding the vesting schedule set forth above, the Unvested Shares will become Vested Shares in the event of the Grantee’s death or Disability (as defined in the Plan).

The Grantee may, at Grantee’s discretion and subject to the policies of the Company, sell, assign, transfer by gift or otherwise, hypothecate, or otherwise dispose of, by operation of law or otherwise, any of the Vested Shares not withheld by the Company for tax withholding purposes pursuant to Section 9.

5. TERMINATION OF EMPLOYMENT; FORFEITURE OF UNVESTED SHARES.

In the event the Grantee’s employment with the Company is terminated for any reason other than due to death or Disability, all Unvested Shares shall be forfeited and the Grantee shall immediately transfer and assign to the Company, without the requirement of consideration, all Unvested Shares, which shall promptly be tendered to the Company by the delivery of certificates, if any, for such Unvested Shares, duly endorsed in blank by the Grantee or the Grantee’s representative or with stock powers attached thereto duly endorsed, at the Company’s principal offices, all in form suitable for the transfer of such Shares to the Company without the payment of any consideration therefor by the Company. After the time at which any such Shares are required to be delivered to the Company for transfer to the Company, the Company shall not pay any dividend to the Grantee on account of such Shares or permit the Grantee to exercise any of the privileges

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or rights of a stockholder with respect to such Shares, but shall, in so far as permitted by law, treat the Company as the owner of such Shares.

6. ADJUSTMENT OF THE SHARES.

Upon the occurrence of an event described in Article IV of the Plan, the Shares shall be adjusted in accordance with Article IV.

7. FORFEITURE OF UNVESTED SHARES.

(a)	Performance for Competitors. Notwithstanding any other provision of this Agreement, Grantee shall immediately forfeit all rights under the Restricted Stock Award, if, during the 18 month period beginning on the date of Grantee’s termination of employment, Grantee owns more than 2% of the common stock of, or is employed by, advises, represents or assists in any other way any person or entity that competes with, or intends to compete with the Company or any other Qwest entity with respect to any product sold or service performed by the Company or any other Qwest entity in any state or country in which the Company or any other Qwest entity sells such products or performs such services, and if the Committee, in its sole discretion, determines that such actions by Grantee are detrimental to the Company. Notwithstanding the foregoing, if Grantee is an attorney, Grantee may, subject to the applicable rules of ethics and the nondisclosure provisions herein, perform services solely in his or her capacity as an outside attorney on behalf of any person or entity, even if such person or entity competes with Qwest or sells goods or services similar to those Qwest sells.

(b)	Non-solicitation of Employees. Notwithstanding any other provision of this Agreement, Grantee shall immediately forfeit all rights under the Restricted Stock Award, if, during the one-year period beginning on the date of Grantee’s termination or employment, Grantee induces any employee of Qwest to leave Qwest’s employment, and if the Committee, in its sole discretion, determines that such actions by Grantee are detrimental to the Company.

(c)

Nondisclosure. Grantee will not disclose outside of the Company or to any person within the Company who does not have a legitimate business need to know, any Confidential Information (as defined below) during Grantee’s employment with the Company. Grantee will not disclose to anyone or make any use of any Confidential Information of the Company after Grantee’s employment with the Company ends for any reason, except as required by law after timely notice is given by Grantee to the Company. This agreement not to disclose or use Confidential Information means, among other things, that Grantee, for a period of 18 months beginning on the effective date of the termination of Grantee’s employment with the Company or any other Qwest entity for any reason, may not take or perform a job whose responsibilities would likely lead Grantee to disclose or use Confidential Information. Grantee acknowledges and agrees that the assumption and performance of such responsibilities, in that situation, would likely result in the disclosure or use of Confidential Information and would likely

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result in irreparable injury to the Company. Moreover, during Grantee’s employment with the Company, Grantee shall not disclose or use for the benefit of the Company, himself or any other person or entity any confidential or trade secret information belonging to any former employer or other person or entity to which Grantee owes a duty of confidence or nondisclosure of such information. If a court determines that this provision is too broad, Grantee and Company agree that the court shall modify the provision to the extent (but not more than is) necessary to make the provision enforceable. “Confidential Information” is any oral or written information not generally known outside of the Company, including without limitation, trade secrets, intellectual property, software and documentation, customer information (including, without limitation, customer lists), company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, information protected by the Company’s privileges (such as the attorney-client privilege), internal audit reports, contracts and sales proposals, training materials, employment and personnel records, performance evaluations, and other sensitive information. This agreement does not relieve Grantee of any obligations Grantee has to the Company under law. If Grantee fails to comply with the provisions of this paragraph, Grantee shall immediately forfeit all rights under the Restricted Stock Award. Nothing in this paragraph shall prevent or limit Grantee’s ability to provide truthful responses to legitimate inquiries from governmental agencies.

(d)	Post-termination finding of Cause. Notwithstanding any other provision of this Agreement, Grantee shall immediately forfeit all rights under the Restricted Stock Award and shall repay to Company all proceeds from the vesting or lapsing of the Award occurring after Grantee’s termination of employment, if, within the two-year period beginning on Grantee’s termination date, the Committee determines that Grantee, while employed by Company, engaged in conduct constituting Cause (as defined by any employment agreement between Company and Grantee, or if there is no employment agreement, as defined by the Plan). Consistent with applicable law, any repayments shall include an interest factor equal to the applicable federal short term interest rate pursuant to Internal Revenue Code section 1274. Interest shall begin to accrue on the 31st day after Grantee (or, if applicable, Grantee’s estate or beneficiary) received Company’s written notification of its determination that such Cause exists or existed, and shall continue to accrue until complete repayment is made to Company. This provision shall not be effective after a Change in Control.

8. ENFORCEMENT OF RESTRICTIONS.

If a certificate or certificates representing Shares is issued, it shall bear the following legend:

“The Shares of stock represented by this Certificate are subject to all of the terms of a Restricted Stock Agreement between Qwest

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Communications International Inc. and the registered owner of this Certificate (the “Agreement”) and to the terms of the Qwest Communications International Inc. Equity Incentive Plan. Copies of the Agreement and the Plan are on file at the office of the Company. The Agreement, among other things, limits the right of the Owner to transfer the Shares represented hereby and provide in certain circumstances that all or a portion of the Shares must be returned to the Company.”

The Company may, in its sole discretion, require the Grantee to keep the certificate, if any, representing the Unvested Shares, duly endorsed, in the custody of the Company while the Unvested Shares are subject to the restrictions contained in Section 2. The Company may, in its sole discretion, require that the certificate, if any, representing the Unvested Shares, duly endorsed, be held in the custody of a third party while the Unvested Shares are subject to the restrictions contained in Section 3.

The Company’s Insider Trading Policy 110 requires that all Insiders must pre-clear with the Law Department all proposed transactions in Qwest Securities prior to transaction.

9. TAX WITHHOLDING.

Notwithstanding any Plan provision to the contrary, upon the vesting of any portion of the Shares, the Company shall withhold from the Vested Shares a number of Shares having a value equal to the minimum amount required to be withheld under applicable federal, state and local income and other tax laws (collectively, “Withholding Taxes”). In such case, the value of the Shares to be withheld shall be based on the closing price of the Company’s common stock as reported on the New York Stock Exchange on the date the amount of the Withholding Taxes is determined (the “Tax Date”).

10. BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

11. WAIVER OF RIGHT TO JURY.

By signing this Agreement, Grantee voluntarily, knowingly and intelligently waives any right he or she may have to a jury trial for all claims relating to this Agreement and any other claim relating to Grantee’s employment with Company. The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims relating to this Agreement and any other claim relating to Grantee’s employment with the Company.

12. GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state. Any

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action to enforce this Agreement shall be brought in Colorado state or federal district court and the parties waive any objection to the jurisdiction or venue of such courts.

13. HEADINGS.

Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

14. EXECUTION.

This Agreement is voidable by the Company if the Grantee does not execute the Agreement within thirty (30) days of execution by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth opposite their signatures to be effective as of the date and year first written above.

QWEST COMMUNICATIONS INTERNATIONAL INC.

Date:	By:
EVP – Chief Human Resources Officer

GRANTEE:

Date:

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